Exhibit 9(b)

RENE BENAVENTE CASH
  Notary Public

                                                         Record No. 17.115-2.000

                  LOAN, STOCK PLEDGE AND JOINT AND SEVERAL BAIL

                      LQ INVERSIONES FINANCIERAS S.A. ET AL

                                 BANCO SANTIAGO

The parties individualized hereinbelow have appeared in my presence, ANDRES ALLENDE VIAL, attorney at law, Acting Notary Public of the 45th Notary Public's Office in Santiago of RENE BENAVENTE CASH, domiciled at # 979 Huerfanos Street, 7th floor, District of Santiago, on December 15, 2000: LQ INVERSIONES FINANCIERAS S.A., an investment company, Tax Id. Number 96.929.880-5, on behalf of which acts, as it shall be duly evidenced, Mr. LUIS FERNANDO ANTUNEZ BORIES, a Chilean citizen, married, civil industrial engineer, National Id. Card No. 6.926.972-9, both of them domiciled at # 20 Enrique Foster Sur, 14th floor, Las Condes District, Metropolitan Region, hereinafter also designated the "debtor", on the one hand, and FRANCO MUNDI PANDOLFI, a Chilean citizen, married, commercial engineer, National Id. Card No. 6.378.698-5, hereby acting on behalf of BANCO SANTIAGO, a banking corporation, Tax Id. No. 97.036.000-K, both of them domiciled at # 201 Bandera Street, hereinafter designated either the "Bank" or the "Creditor", indistinctly, on the other, all the aforementioned of legal age, who have evidenced their identities by means of the identity cards already specified hereinabove and represent as follows:

I.    LOAN.

ONE: Banco Santiago, duly represented herein, hereby grants to LQ Inversiones Financieras S.A., on behalf of which acts and receives its representative, a loan in cash amounting to the equivalent to UF(1) 1,732,555, according to the UF value of today's date, which Debtor shall repay to Banco Santiago in the manner, based upon the interests and as per further terms and conditions as specified hereinbelow. The aforementioned amount shall solely and exclusively be used by debtor to acquire stock corresponding to Banco de Chile and to Sociedad Matriz del Banco de Chile in series A, B, D or E.

TWO: The amount owed, as specified hereinabove and amounting to the equivalent in Chilean Pesos to UF 1,732,555, shall be repaid by debtor by means of eight
(8) biannual and successive installments amounting to the equivalent in Chilean Pesos of UF 216,570 the first seven (7) of them and to UF 216,565 the eighth and last of them. The aforementioned installments shall fall due on June 15 and December 15 every year as of June 15, 2002.

THREE: As of the date specified in the foregoing clause and until total expiry, regardless of the interest rate agreed upon, should debtor incur in default or simple delay, the amount owed shall accrue a variable rate of interest in each period comprised between the successive due date of interest installments, a rate that shall result from adding 1.5 annual points to the 90-day Banking Rate of Interest. The above - mentioned interests shall be paid every six (6) months as provided hereinbelow. For these purposes, it shall be deemed that the 90-day Banking Rate of Interest corresponds to the interest rate released by Asociacion de Bancos e Instituciones Financieras de Chile A.G. (Chilean Association of Banking and Financial Institutions), as per the Regulation published in the Official Gazette on August 28, 1992 and corresponding to the date on which every automatic interest adjustment is applicable or the bank working day immediately following such date, should no adjustment fall on that date. The Banking Rate of Interest shall be adjusted every 90 days on an automatic basis as of subscription of this instrument. Should no Banking Rate of Interest be released in the future and/or should it be either determined or released by Asociacion de Bancos or any other similar institution or authority, the TIP rate of interest (from Spanish term, Tasa de Interes Promedio, i.e. Average Interest Rate) shall be applicable in turn, plus 1.5 points per year. The aforesaid Average Interest Rate accounts for the rate released by the Chilean Central Bank on a 15-day basis and published in the Official Gazette for adjustable deposits between 90 and 365 days on a yearly basis, average 15-day interest rate, (Average Interest
Rate) increased by the legal reserve for

----------
(1) Translator's note: UF - Unidad de Fomento: a Chilean, non-physical indexed monetary unit this type of deposits, less the interests provided under Chapter III. A. Two of the Financial Standards Compendium. Should in the future the aforementioned Average Interest Rate fail to be released and/or should it be determined by economic authorities, the Rate of Interest relied on to replace the Average Interest Rate shall be that resulting from adding 1.5 annual points to the fund costs established by the Bank for 90-day operations.

FOUR: The interests accrued by the debt shall be payable by means of ten (10) biannual and successive installments falling due on June 15 and December 15 every year, as of June 15, 2001.

FIVE: Should, at any moment or in any manner whatsoever, Debtor challenge either the Rate of Interest and/or the Interests owed by virtue of this instrument, even during the judicial proceeding aimed at collection thereof, the Bank shall be entitled to require - and debtor shall pay - the maximum regular interest provided by the Law related to adjustable credit operations in Chilean currency along the entire period elapsing until actual payment of the relevant obligation. To that end, the relevant term shall be calculated as of subscription of this document or as of the latest payment of interests, as the case may be. The aforementioned provision shall not be applicable should challenging be related to numerical, calculation or referential errors.

SIX: Taking into consideration that the rate of interest that has been agreed upon herein is based on the cost that the Bank, in its capacity as financial broker, is to pay for the funds used to finance this placement, the debtor, duly represented herein, hereby represents and accepts that the relevant rate of interest shall either grow or decrease depending on the variation shown by the fund cost, either as a consequence of taxes - except for income tax - mandatory withholding or technical reserve, regarding the amount thereof or the calculation manner in which such cost is determined, which shall eventually result in a higher or lower fund cost for the Bank.

SEVEN: Debtor hereby evidently accepts that for the purposes of showing the rate of interest applicable to this loan, creditor shall rely on and/or make use of certifications from a Notary Public and/or other banking institutions and/or the Chilean Central Bank and/or the Superintendence of Banks and Financial Institutions and/or Association of Banks and Financial Institutions. Furthermore, debtor hereby represents that the system provided herein for the purposes of determining the relevant rate of interest, complies with what provided under article six in Decree Law 1.536 of 1976.

EIGHT: Payments for the aforementioned principal and interests and, in general, regarding any payments resulting from this document shall be carried out by debtor at Banco Santiago's domicile, namely, # 201 Bandera Street, District of Santiago. Any payment dates for the principal and/or interests falling due on a banking non-working day shall be extended to the immediately following banking working day. Likewise, the relevant payment shall encompass the interests corresponding to extension days.

NINE: In the event of a default situation or simple delay in the payment of any principal and/or interest installment, due interests shall be compounded as provided under article nine of Law 18.010 and the principal owed or the outstanding balance thereof plus the interests compounded accordingly shall accrue a penal interest equal to the maximum regular interest provided by the Law for money credit operations adjustable in domestic currency or to the interest referred to under article sixteen of the aforementioned Law, whatever the highest may be, upon the date of execution of this document or upon delay or default, at creditor's discretion and interests shall accrue as of default date or delay and until actual payment.

TEN: Banco Santiago, in its capacity as creditor of this obligation, is hereby irrevocably entitled to charge the principal and interest sums to the checking or savings or other accounts debtor may hold at the Bank itself upon due date.

ELEVEN: The Bank shall be entitled to request, at its sole discretion, the advanced payment of the entire amount owed or the relevant balance thereof and interests and adjustments thereof by taking such obligation as if it had fallen due in the event of a default situation or simple delay in payment of one or more installments, either consecutive or not, in which the principal or interest obligation is divided. In addition, payment of the obligations referred to hereunder shall also be requested, at the Bank's own discretion and on an advanced basis, should debtor and/or guarantor and joint and several debtor thereof become insolvent, being insolvency construed as failure to pay any of the obligations undertaken with the Bank or any third parties whatsoever, should debtor and/or guarantor and joint and several debtor thereof or one or more of the creditors thereof file for bankruptcy or file proposals for judicial or extrajudicial settlements; should, by means of pre-judicial or precautionary measures, seizures, retentions or prohibitions to subscribe agreements or contracts be filed against any of them regarding any of their properties or should controllers be appointed, or should seizure be filed against any of their properties or should they incur in any other situation evidencing insolvency thereof. As to obligations with third parties, the aforementioned provision shall be applicable provided that one or more obligations, either individually or jointly, exceed the equivalent of UF 400,000 in Chilean currency and that such situation prevails for as long as fifteen (15) banking working days. Finally, payment for the obligations deemed as fallen due as referred to under this deed shall also be requested by the Bank at its sole request and on an advanced basis should any of the situations specified hereinbelow take place: One: Should the current controllers of the guarantor and joint and several debtor of the obligations provided herein, namely, Quinenco S.A., Tax Id. No. 91.705.000-7, ceased to be so as specified under letter B in Section II of General Standard No. 30 issued by the Superintendence of Securities and Insurance. For those purposes, it shall be deemed that controllers shall remain in such capacity provided that: They are entitled to take active part in the management of Quinenco S.A. or should they have subscribed a joint management agreement whereby they are entitled to bear a decision-making role in the management of Quinenco S.A. and provided that as per such agreement they are entitled to challenge any decisions made; Two: Failure from Quinenco S.A. to comply on a full and timely basis with any obligation related to doing or refrain from doing as specified under clause twenty-seven in this document or any other commitment hereby undertaken by Quinenco S.A. in its capacity as debtor's guarantor and joint and several debtor; Three: Should the sums borrowed by LQ Inversiones Financieras S.A. from Banco Santiago by virtue of this contract fail to be allotted to the purpose referred to under clause one hereinabove within the term of 120 consecutive days as of subscription of this document; Four: Should, within the three (3) years following the subscription date hereof, Quinenco S.A. fail to comply with any of the joint obligations specified hereinbelow: Placement of bonuses for an amount not lower than USD 130,000,000; and total execution of a capital increase at Quinenco S.A. or sale of assets of Quinenco S.A. or of any companies in which it has a direct or indirect interest amounting to over ninety (90) per cent of the corporate equity, equivalent to USD 150,000,000 in Chilean currency. Five: Should the debtor or Quinenco S.A. as of the date herein, grant any security, either collateral or personal security, to secure their own or third parties' obligations on any kind of property whatsoever, either tangible or intangible assets, based upon a surety - debt ratio exceeding 1.5 times, unless equivalent securities are granted to the name of Banco Santiago. Six: Should the debtor or Quinenco S.A. fail to comply with the obligations undertaken as per clause twenty-eight herein. Causes for expiry as specified herein and particularly under the items hereinabove are provided for the sole and exclusive purpose of securing the Bank's interest and debtor shall not take advantage thereof in any manner whatsoever. On the other hand, failure from Bank to exercise any of the rights granted thereto by virtue of this document shall not imply waiver thereto and the Bank shall reserve the right to exercise them at its sole discretion.

TWELVE: Every advanced payment, either partial or total, of the sums borrowed by means of this instrument shall be carried out by debtor by repaying the principal, plus the interests specified herein, only on the dates established as interest installments due dates and, at all events, in quantities not lower than the equivalent in Chilean Pesos of UF 150,000.

THIRTEEN: The parties hereby agree that possible and future extensions to the loan granted by virtue of this document shall take place at Banco Santiago's sole discretion, by means of a either a public or private deed, as it deems appropriate.

FOURTEEN: All expenses, duties, fees and taxes resulting from this contract, extensions thereto or renewals thereof or related to the payments carried out by debtor by virtue thereof shall be exclusively born by debtor. Likewise, debtor hereby expressly entitles Banco Santiago on an irrevocable basis to charge all and every sums the payment of which might be requested for the causes specified hereinbelow to the checking or savings or other accounts debtor may hold at the Bank.

II.   STOCK PLEDGE

FIFTEEN: LQ Inversiones Financieras S.A. hereinafter also designated the "pledgor", duly represented as evidenced in the preamble hereof, hereby represents to own the following registered shares, issued by the company individualized hereinbelow and registered at the relevant Stockholder Register:

Issuing company: SM - Chile S.A., Sociedad Matriz del Banco de Chile S.A., Series B.
Number of shares: 253,125,000

Title number: 1037754-04
Stockholder register: 723160-01

Issuing company: SM - Chile S.A., Sociedad Matriz del Banco de Chile S.A., Series B.
Number of shares: 253,125,000
Title number: 1037755-02
Stockholder register: 723160-01

Issuing company: SM - Chile S.A., Sociedad Matriz del Banco de Chile S.A., Series B.
Number of shares: 253,125,000
Title number: 1037756-00
Stockholder register: 723160-01

Issuing company: SM - Chile S.A., Sociedad Matriz del Banco de Chile S.A., Series B.
Number of shares: 253,125,000
Title number: 1037754-09
Stockholder register: 723160-01

SIXTEEN: LQ Inversiones Financieras S.A. hereby grants to Banco Santiago, on behalf of which accepts its representative, a stock pledge, as per Law 4.287 of 1928 on all and every of the shares specified in the foregoing clause, aimed at securing compliance before Banco Santiago with all the obligations undertaken by debtor by virtue of this document, including principal, interests, adjustments, expenses, costs and further related amounts, as well as every renewal, replacement, re-scheduling, modification of and extension to the credit provided herein. LQ Inversiones Financieras S.A. hereby undertakes to keep a surety - debt equal to or higher than 1.25 times, a ratio that shall be measured as per the procedure specified under item b) in clause twenty-two herein.

SEVENTEEN: Parties hereby represent that pledgor hereby makes the titles of pledged shares available to Banco Santiago, which in turn receives them with no observation whatsoever.

EIGHTEEN: Pledgor hereby undertakes not to seize, transfer or to subscribe any contract or agreement whatsoever regarding pledged shares without the prior authorization in writing by Banco Santiago.

NINETEEN: Pledgor represents that the shares referred to under clause fifteen herein are exclusively owned thereby, that they are not subject to any actions to render them null and void or to enforce a termination right or any other whatsoever and that they are not subject to any seizure or prohibition as a result of a judicial decision, charges of any nature, proceedings, prohibitions to encumber or transfer, price balances, promise to sell, shareholder agreements and that there is no deterrent whatsoever that might jeopardize free disposition thereof or the stock pledge granted hereby.

TWENTY: The stock pledge granted hereby shall encompass and extend to cover all and every rise such shares shall be subject to and the dividends and earnings resulting therefrom. Consequently, any rises in those shares' par value, if any, and in distributed pay-free shares corresponding to the pledged stocks shall be comprised in this pledge. Likewise, the dividends accounting for pledged shares shall also be encompassed in this pledge. Banco Santiago shall be irrevocably and exclusively entitled to charge and collect the dividends and earnings of any nature whatsoever arising from pledged stocks and capital returns that might be agreed upon and to credit such amounts as deemed appropriate to secured obligations, which shall also involve paying them in advance. Irrespective of the aforementioned, should there be no default related to the payment of any principal or interest installment and/or should there be no judicial claim from the Bank against pledgor and/or guarantor and joint and several debtor, Banco Santiago shall make the amounts perceived as dividends available to pledgor. Should a further issuance of pay-free stocks take place or should new stocks be issued as a result of a rise in stocks par value, the aforementioned shall be construed as encompassed in the stock pledge granted hereby. Accordingly, Banco Santiago shall be entitled to collect the issued shares from the issuing company, which, in turn, shall not be entitled to make them available to the debtor or any other third party whatsoever. Likewise, the aforementioned newly issued stocks shall be registered at issuer's Stockholder Register at the request of Banco Santiago or the Notary Public acting on behalf thereof. Should further stock be issued as a result of a rise in the pledged shares par value, if any, due to a swap resulting from a merger or any other cause whatsoever, the new securities issued shall be construed as superseding the former for all the purposes related to the stock pledge granted hereby. Consequently, the Bank shall be entitled to carry out the swap regarding the corresponding issuer and request registration thereof, including placing on record the relevant encumbrance in the Stockholder Register.

TWENTY-ONE: Should the company that issued the pledged shares be divided, it is hereby expressly agreed that this stock pledge shall extend to cover all and every stock of the newly incorporated companies resulting from the aforementioned division and corresponding to pledgor as owner of the pledged shares. Likewise, should the issuing company be subject to merger, the shares of either the prevailing company or the new company and replacing pledged shares, shall be automatically encumbered with the stock pledge furnished by means of this document. The Bank is hereby authorized, in all the foregoing events, to swap and collect the titles and issuer shall not be allowed to make them available to debtor or any other party whatsoever. Furthermore, this stock pledge shall be registered in the relevant Registers at the sole request of the Bank or the Notary Public so requesting it on behalf thereof.

TWENTY-TWO: Notwithstanding Banco Santiago's entitlement to exercise other rights, it shall also be entitled to request advanced payment of the obligations provided hereunder, as if they had fallen due, in the manner referred to under clause eleven hereinabove, should any of the following situations take place:

      a) Should debtor fail to have or lost ownership of any of the shares pledged hereby or should they currently or eventually be subject to any of the encumbrances or restrictions specified under clause nineteen herein;

      b) Should, for any reason whatsoever, pledged shares value drop below the debt - surety ratio required regarding obligations balance, which is to amount to 1.3 times. Regardless the foregoing and should the above - mentioned ratio be equal to or lower than 1.3 times, LQ Inversiones Financieras S.A. shall grant a pledge, to the bank's satisfaction on the shares of any of the following companies within a 15-consecutive day term as of the date on which the Bank reports such drop to pledgor: Sociedad Matriz del Banco de Chile S.A.; Entel Chile S.A.; CCU S.A. or Banco Edwards; or to credit the obligations secured by means of this stock pledge until the debt - surety ratio regains the required 1.5 times level. Should pledgor opt for granting a stock pledge on shares issued by the aforementioned companies, it shall always keep a debt - surety ratio regarding the shares issued by Sociedad Matriz del Banco de Chile S.A., Series B, at once. For such purposes, the Bank shall deem that the unit value of pledged shares corresponds to the average value of the last thirty (30) working days prior to the date considered by the Bank for such measurement. Notwithstanding the aforementioned, the parties hereto agree that the value exceeding forty (40) pesos each share during the period along which Banco de Chile takes over, shall be excluded for the purposes of the calculation detailed hereinabove; and

      c) Should debtor fail to timely comply with the obligations related to subscribe the instruments required to executing the provisions referred to under clauses twenty and twenty-one hereinabove in the cases specified therein.

TWENTY-THREE: Pledgor hereby expressly and irrevocably entitles Banco Santiago to swap pledged shares at any moment during the term of this stock pledge, regardless of the reason or circumstance leading thereto, as well as to request the relevant issuer to split the titles accounting for such shares in the manner and as per the terms and conditions it deems appropriate, and in either case, the pledge granted hereby on the new titles issued in replacement of those swapped or split shall always remain in full force and Banco Santiago shall remain entitled to require, either personally or through a Notary Public, the relevant registrations in the corresponding issuer's Stockholder Register.

TWENTY-FOUR: The bearer of an authenticated counterpart of this deed is hereby entitled to request the registration provided under Law 4.287 of 1928 to an Authenticating Officer and, in general, to request any further applicable proceedings thereto.

III.  BAIL AND JOINT AND SEVERAL DEBT

TWENTY-FIVE: QUINENCO S.A., an investment company, Tax Id. Number 91.705.000-7, hereby duly represented, as it shall be evidenced, by Mr. FRANCISCO PEREZ MACKENNA, a Chilean citizen, married, commercial engineer, National Id. Card No. 6.528.286-4, both of them domiciled at # 20 Enrique Foster Sur Street, floor 14, Las Condes District, Metropolitan Region, hereinafter also designated the "guarantor and joint and several debtor", of legal age and evidencing his identity by means of the identity card specified hereinbelow, has appeared in my presence and represented as follows: That the company he is hereby acting on behalf of hereby undertakes as guarantor and joint and several debtor of LQ Inversiones Financieras S.A. for the purposes of securing before Banco Santiago due fulfillment of all and every obligations undertaken by debtor either directly or indirectly by virtue of the document herein related to principal, interests, costs and expenses of any nature whatsoever and resulting from the relevant credit.

TWENTY-SIX: Guarantor and joint and several debtor, duly represented herein, hereby accepts the modifications to any of the conditions related to rate of interest, adjustments and interest accrual that may be agreed upon or granted regarding secured obligations and those replacing them on a partial or total basis until total and actual repayment of the amount owed. Likewise, guarantor and joint and several debtor hereby accepts replacement or liquidation of any surety securing payment thereof, hence, relieving Banco Santiago from the obligation of protesting documents, if applicable, and consequently, having the bail and joint and several debt remain in full force and thereby waiving the subrogation exception referred to under article 2.355 of the Civil Code.

IV.   GUARANTOR AND JOINT AND SEVERAL DEBTOR DUTIES TO ACT OR NOT TO ACT

TWENTY-SEVEN: As long as payment for any amount owed by virtue of this instrument remains pending from the part of LQ Inversiones Financieras S.A., Quinenco S.A., duly represented as specified under the preamble hereof, hereby irrevocably undertakes to meet on a due and timely basis with the following obligations before Banco Santiago:

One. Complying with the legal framework, regulations and further legal norms that might be applicable, including and not limited to any restrictions whatsoever, due and timely payment of all and every taxes, levies, encumbrances, duties and charges affecting Quinenco S.A., the movable assets and real estate thereof, except for those challenged in good faith and as per the relevant judicial and/or administrative proceedings and, provided, however that in this case adequate reserves are kept to provide for such contingency, as per generally accepted accounting principles in the Republic of Chile;

Two. Providing for and keeping adequate accounting systems based on generally accepted accounting principles in the Republic of Chile, as well as hiring and keeping an independent domestic or foreign well-established accounting firm in charge of reviewing and analyzing its Financial Statements, regarding which, the accounting firm shall issue a report on December 31, on a yearly basis.

Three. Providing Banco Santiago, within the same term submittal is due at

Superintendence of Securities and Insurance, duplicates of all and every information required thereby according to the applicable Chilean legal framework, provided that such information is not construed as confidential information. Furthermore, Quinenco shall provide Banco Santiago, within the same term submittal is due at Superintendence of Securities and Insurance, with a duplicate of its quarterly and annual individual and consolidated Financial Statements. Lastly, Quinenco hereby undertakes to provide the Bank, as soon as an event takes place or is reported, with any information related to its failure to comply with any of the obligations undertaken hereby and with any other relevant data the Superintendence might require and that should be reported to creditors and/or shareholders.

Four. Reporting in writing to Banco Santiago, within the same term notice is due at Superintendence of Securities and Insurance, on any significant event failing to have a confidential nature or on any failure to comply with its obligations by virtue of this document. The document used for the purposes of the aforementioned notice shall be signed by the General Manager of Quinenco S.A. or any acting official and, whenever applicable, by its external auditors and then shall be made available to the Bank by means of registered mail.

Five: Keeping assets free from all liens, encumbrances, collaterals, charges, restrictions or any kind of preferential claims, hereinafter referred to as "Restricted Encumbrances", on or regarding Quinenco S.A.'s current or future assets equivalent, at least, to 1.3 times the outstanding non-secured debt held by Quinenco S.A. For these purposes, assets and debts shall be valued according to book values. Likewise, to this end, any encumbrances established by any authorities regarding taxes yet to be owed by Quinenco S.A. and being duly challenged thereby, encumbrances arising along the regular course of business of Quinenco S.A. and being duly challenged thereby, preferential claims provided by the law, for example, those established under article 2.472 in the Civil Code and in articles 105 and 106 in the Stock Market Law related to Bond Issues and all and every encumbrances Quinenco S.A. had failed to agree upon and being duly challenged thereby. It is placed on record that by virtue of this document, Quinenco S.A. shall not be subject to any other obligation, restriction or prohibition whatsoever related to holding, replacing or renewing assets.

Six. Not undertaking investments in instruments issued by related parties or performing other operations alien to the company's regular line of business with these third parties under conditions being less favorable for Quinenco S.A. regarding those prevailing in the market, as provided under article 80 of the Company Law. Notwithstanding the aforementioned, the Bank shall request, and Quinenco S.A. shall, in turn, duly make available, the information related to the operations carried out with related persons, which are required for ensuring compliance with what provided under item seven herein.

Seven. Taking all and every provisions for any adverse contingency that might have an adverse impact on corporate businesses, its financial condition or operating results, which should be mirrored by Quinenco S.A.'s Financial Statements, if applicable, as per the generally accepted accounting principles in Chile. The aforesaid obligation does not affect or rule affiliated or related companies of Quinenco S.A., yet these, considering their characteristics and size shall have their own contingency provision plans.

Eight. Keeping an individual indebtedness level in which the Financial Debt / Total Capitalization ratio shall not exceed 0.45 times. For the purposes of calculating this ratio, Financial Debt shall be understood as the addition of lots 21,010; 21,015; 21,020; 21,025; 21,030; 21,060; 21,075; 22,010; 22,020;
22,030; 22,040 & 22,045 of Quinenco S.A.'s individual FECU. In turn, Total Capitalization shall be understood as the addition of individual Net Worth and Financial Indebtedness.

Nine. At all moments, keeping a minimum individual net worth amounting to UF 33 million.

Ten. By the end of every fiscal quarter, keeping a consolidated indebtedness level whereby the Financial Debt / Total Capitalization ratio does not exceed
0.6 times. To calculate this ratio, Financial Debt shall be understood as the addition of lots 21,010; 21,015; 21,020; 21,025; 21,030; 21,060; 21,075; 22,010;
22,020; 22,030; 22,040 & 22,045 of Quinenco S.A.'s consolidated FECU. In turn, Total Capitalization shall be construed as the addition of consolidated Net Worth and individual Financial Indebtedness, plus Minority Interest. Should Quinenco S.A. be forced to consolidate its financial statements - consolidated FECU - with Banks or Financial Institutions as per the definition provided on that regard under articles 40 and 112, respectively in the General Bank Law (Decree with Force of Law No. 3.997) calculation of the aforementioned ratio shall not encompass any liability or obligation made part of the consolidated FECU originating in a Bank or Financial Institution with which Quinenco S.A. is forced to undertake consolidation. Non compliance with this commitment shall not result in a right to require advanced payment of the credit subject matter of this document, but shall prevent Quinenco S.A. from getting into further indebtedness, acquiring shares issued thereby, distributing dividends in excess of the amount provided under the dividend policy in force during such fiscal year and from carrying out further investments with other companies as long as failure to comply remained by the end of the following fiscal quarter (two consecutive FECU).

Eleven. Buying and keeping insurance policies providing a reasonable level of coverage regarding those assets individually exceeding UF 100,000 and being acquired by Quinenco S.A. during the term of this contract. The aforementioned obligation does not affect or rule affiliated or related companies of Quinenco S.A., yet these, considering their characteristics and size shall have their own insurance buying and keeping plans providing reasonable coverage for their assets.

V.    OTHER PROVISIONS.

TWENTY-EIGHT: Quinenco S.A. and LQ Inversiones Financieras S.A. through their duly certified representatives, hereby represent that on November 28, 2001, by means of a public deed granted before Santiago Notary Public's Office of Mr. Rene Benavente Cash, the latter acquired a 51-percent stake in Banco Edwards from the former, as a result of which, LQ Inversiones Financieras S.A. owes Quinenco S.A. UF 11,949,679 in their equivalent in Chilean Pesos, accounting for the purchase price of the relevant shares. LQ Inversiones Financieras S.A. hereby and as long as obligations related to this instrument remain in effect or fall due, irrevocably undertakes to keep a payable balance accounting for the obligations referred to under hereinabove with Quinenco S.A. of at least UF 11,000,000 in their equivalent in Chilean Pesos, unless such obligation expires as a result of the capitalization of the credit by Quinenco S.A. Quinenco S.A., in turn, hereby undertakes not to charge, collect, require or demand the aforementioned amount corresponding to the obligations already individualized hereinabove as long as debtor fails to comply with the obligations held with Banco Santiago as a consequence of this instrument. Accordingly, the outstanding debt or account payable held by debtor with Quinenco S.A. and until the above - mentioned amount shall be subordinated and, consequently, of a lower level as compared to the debt undertaken hereby by LQ Inversiones Financieras S.A. with Banco Santiago and shall not be repaid thereby as long as effective or due debts still exist with the Bank.

TWENTY-NINE: Banco Santiago, represented as evidenced in the preamble hereof, hereby accepts the stock pledge, bail and joint and several debt undertaken hereby and as per the terms and conditions provided hereunder.

THIRTY: Debtor and guarantor and joint and several debtor hereby grant all and every obligations undertaken hereby a non-severable nature, as a consequence of which, Banco Santiago shall demand full compliance therewith from all and every successor in interest or devisee, particularly in the case of a corporate division, as per what provided under articles 1.526, number 4 and 1,528 in the Civil Code.

THIRTY-ONE: For all the legal purposes stemming from the execution of this Contract, the debtor, guarantor and joint and several debtor and at the request of the Bank, hereby establish their domicile in the District and City of Santiago, regardless their relevant domicile or residence. Likewise, the Bank, at its sole discretion, shall file a complaint against debtor at the Santiago courts of law or at the courts corresponding to the relevant jurisdiction as specified under procedural norms.

The power of Mr. Franco Mundi Pandolfi to act on behalf of Banco Santiago is evidenced in public deed granted on September 1, 1992 at the Santiago Notary Public's Office of Mr. Juan Ricardo San Martin Urrejola. The power of Mr. Luis Fernando Antunez Bories to act on behalf of LQ Inversiones Financieras S.A. is evidenced in a public deed granted on December 12, 2000 at the Santiago Notary Public's Office of Mr. Rene Benavente Cash. The power of Mr. Francisco Perez Mackenna to act on behalf of Quinenco S.A. is evidenced in public deed granted on December 12, 2000 at the Santiago Notary Public's Office of Mr. Rene Benavente Cash. The aforementioned powers of attorney are not attached hereto for the parties and the authenticating Notary Public are well acquainted therewith and at the express request thereof.

In witness whereof, the parties read and the authenticating Notary Public sign this instrument with one single effect on the date of the preamble hereof. Counterparts are made available.

In witness whereof I have hereunto affixed my hand and seal.

(Signature Illegible) By proxy LQ INVERSIONES FINANCIERAS S.A.

(Signature Illegible)

By proxy BANCO SANTIAGO

(Signature Illegible)
By proxy QUINENCO S.A.

The tax levied on this deed, amounting to $ 327,360,584 was duly paid at Banco Santiago on December 15, 2000, Record No. 2766479. Stamped. Conforming document. Santiago de Chile, December 15, 2000. In witness whereof I have hereunto affixed my hand and seal.

[Stamp: This counterpart contains 12 pages and is a faithful copy of the original document Santiago, December 15, 2000
ANDRES ALLENDE VIAL
ACTING NOTARY PUBLIC
45th NOTARY PUBLIC'S OFFICE OF
RENE BENAVENTE CASH].

[Photocopy:

NOTICE OF STOCK PLEDGE GRANTING

This stock pledge and prohibition to encumber and transfer the stocks specified hereinbelow has been granted and entered into by LQ Inversiones Financieras S.A. on December 15, 2000 at this Notary Public's Office and registered under Record No. 17115-2000:

Issuing company: SM - Chile S.A., Sociedad Matriz del Banco de Chile S.A., Series B.
Number of shares: 253,125,000
Title number: 1037754-04
Stockholder register: 723160-01

Issuing company: SM - Chile S.A., Sociedad Matriz del Banco de Chile S.A., Series B.
Number of shares: 253,125,000

Title number: 1037755-02
Stockholder register: 723160-01

Issuing company: SM - Chile S.A., Sociedad Matriz del Banco de Chile S.A., Series B.
Number of shares: 253,125,000
Title number: 1037756-00
Stockholder register: 723160-01

Issuing company: SM - Chile S.A., Sociedad Matriz del Banco de Chile S.A., Series B.
Number of shares: 253,125,000
Title number: 1037754-09
Stockholder register: 723160-01

A duplicate of the aforementioned document has been duly made available.

Santiago de Chile, December 15, 2000]

[Stamp and Signature Illegible
Notary Public's Office of Rene Benavente Cash].